RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                                Company

                    RESIDENTIAL FUNDING CORPORATION
                            Master Servicer

                   Mortgage Pass-Through Certificates
                            Series 1996-S4
      $12,822,700.00    7.25%   Class M-1 Certificates
       $7,123,700.00    7.25%   Class M-2 Certificates
       $6,268,900.00    7.25%   Class M-3 Certificates


                    Supplement dated March 6, 1996
                                 to
                  Supplement dated February 27, 1996
                                  to
             Prospectus Supplement dated February 21, 1996
                                  and
                   Prospectus dated January 23, 1996


      The Class M-1 Certificates, the Class M-2
Certificates and the Class M-3 Certificates
(collectively, the "Class M Certificates") will be purchased from the Company by Donaldson, Lufkin &
Jenrette Securities Corporation (the "Underwriter"), pursuant to an agreement (the "Underwriting Agreement") among the Company, the Master Servicer and the Underwriter. The proceeds to the Company from the sale of the Class M Certificates will be equal to $25,413,478.90, net of any expenses payable by the Company.

 The Underwriter intends to offer the Class M
Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The Underwriter may effect such transactions by selling the Class M
Certificates to or through dealers. In connection with the purchase and sale of the Class M Certificates, the Underwriter and any dealers that may participate with the Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.


THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE
PROSPECTUS
AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD
BE READ IN CONJUNCTION THEREWITH.

        Donaldson, Lufkin & Jenrette Securities Corporation

      The Mortgage Pool consists of 1,204 Mortgage Loans with an outstanding aggregate principal balance as of February 1, 1996 (the "Reference Date"), after deducting payments of principal due on such date, of $353,606,927.92.

      The Certificate Principal Balances of the Class M-1
Certificates, the Class M-2 Certificates, the Class M-3
Certificates, the Class B-1 Certificates, the Class B-2
Certificates, and the Class B-3 Certificates after the February 26, 1996 Distribution Date, will be
7,994,735.86, $5,329,490.79, $3,553,060.48,
$1,243,581.16, $888,315.09 and $1,421,149.54,
respectively.  After the February 26, 1996 Distribution
Date, the Class M-1 Certificates will evidence a Class M-
1 Percentage of approximately 2.26%, the Class M-2
Certificates will evidence a Class M-2 Percentage of approximately 1.51%, the Class M-3 Certificates will evidence a Class M-3 Percentage of approximately 1.00%, the Class B-1 Certificates will evidence a Class B-1
Percentage of approximately 0.35%, the Class B-2
Certificates will evidence a Class B-2 Percentage of approximately 0.25%, and the Class B-3 Certificates will evidence a Class B-3 Percentage of approximately 0.40%.

      As of the Reference Date,              two Mortgage Loans,
representing 0.3% of the Mortgage Loans were one month delinquent. As of the Reference Date, none of the Mortgage Loans were two months or more delinquent or in foreclosure.


UNTIL MAY 21, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN
THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS
SUPPLEMENT).  THIS DELIVERY REQUIREMENT IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.